Exhibit 99.1

Community Bankers Trust Corporation Announces Payment

of Dividend on TARP Preferred Stock

February 14, 2013 (Glen Allen, Virginia) – Community Bankers Trust Corporation, the holding company for Essex Bank (the “Company”) (NYSE MKT: BTC), announced today that it will pay the dividend due in February 2013 with respect to its Fixed Rate Cumulative Perpetual Preferred Stock, Series A. The Company issued the Preferred Stock to the United States Department of the Treasury in connection with the Company’s participation in the Treasury’s TARP Capital Purchase Program in December 2008. The Company will make the payment, in the amount of $221,000, on February 15, 2013.

The total outstanding amount of the Company’s TARP investment is $17,680,000. Under the terms of the Preferred Stock, the Company is required to pay dividends on a quarterly basis at a rate of 5% per year on such amount through the February 2014 payment. After the February 2014 payment, the dividend rate automatically increases to 9% per year. The Company may defer dividend payments, but the dividend is a cumulative dividend that accrues for payment in the future.

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About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 13 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. The Company also operates two loan production offices. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Contact: John M. Oakey, III
Executive Vice President and General Counsel
Community Bankers Trust Corporation
804-934-9999